Exhibit 3.8(b)

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

This First Amendment (this “Amendment”), dated as of September 10, 2007, is to the Limited Liability Company Agreement, dated June 29, 2007 (as amended, the “Operating Agreement”), of VWR International, LLC, a Delaware limited liability company (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Operating Agreement.

WHEREAS, the undersigned, being the sole Member of the Company, desires to amend the Operating Agreement pursuant to Section 21 thereof as provided herein.

NOW, THEREFORE, in consideration of the foregoing, the undersigned, intending to be legally bound, hereby agrees as follows:

1.             Amendment of Operating Agreement.  The Operating Agreement is hereby amended to include a new Section 26, which shall read as follows:

“Committees.  The Board may, from time to time, designate one or more committees.  Any such committee, to the extent provided in the enabling resolution or in the Certificate or in this Agreement, shall have and may exercise all of the authority of the Board.  At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members present shall be necessary for the adoption of any resolution.  The Board may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.”

2.             Full Force and Effect.  Except as specifically amended by this Amendment, the Operating Agreement shall remain in full force and effect and is hereby ratified and confirmed.  This Amendment shall be construed as one with the Operating Agreement, and the Operating Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

VWR FUNDING, INC.
a Delaware corporation

By:
Name:
Its:

[First Amendment to Limited Liability Company Agreement]